                                                                      Exhibit 11


         A reconciliation of basic and diluted earnings per share for the three-month and six-month periods ending June 30 follows:


                                                              Three months ended                  Six months ended
                                                                   June 30,                           June 30,
                                                             2000               1999            2000               1999
                                                         -------------      -------------   ------------       ------------
     Net income                                         $    4,636,000     $    3,501,000  $   9,122,000      $   6,772,000
                                                         =============      =============   ============       ============

     Shares outstanding (Basic) (1)                         11,204,000         11,398,000     11,198,000         11,374,000
       Effect of dilutive securities - stock options            63,000            126,000         72,000            133,000
                                                         -------------      -------------   ------------       ------------
              Shares outstanding (Diluted)                  11,267,000         11,524,000     11,270,000         11,507,000
                                                         =============      =============   ============       ============
     Net income per share
       Basic                                            $          .41     $          .31  $         .81      $         .60
       Diluted                                                     .41                .30            .81                .59

     (1) Shares outstanding have been adjusted for a 5% stock dividend in 1999.